Exhibit 99.1 NEWS RELEASE Contact: Jesse Ngoo Phone: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE NAMED TO SOFTWARE MAGAZINE'S LIST OF 500 LARGEST SOFTWARE COMPANIES

SAN ANTONIO, Texas-September 26, 2011-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, has been named to Software Magazine's Software 500 ranking of the world's largest software and service providers, now in its 29th year.

The Software 500 is a revenue-based ranking of software and services suppliers targeting medium to large enterprises, their IT professionals, software developers, and business managers involved in software and services purchasing. The ranking is based on total worldwide software and services revenue for 2010, including revenue from software licenses, maintenance and support, training and software-related services and consulting.

"GlobalSCAPE's addition to the Software 500 list is another important indicator of the substantial progress we are making in accordance with our strategic growth plan," said Jim Morris, GlobalSCAPE president and CEO. "As the size and volume of file transfers continue to escalate, we are confident that demand for our secure, comprehensive solutions will continue to grow among enterprises, small businesses, and consumers."

GlobalSCAPE experienced record revenues in 2010 and remained profitable despite making significant investments into its operations to further increase top-line performance. GlobalSCAPE also recently announced that second quarter 2011 revenues rose 28 percent over the same period in 2010 fueled in part by international growth. During the six month period ended June 30, 2011, customers outside the United States accounted for approximately 32 percent of GlobalSCAPE's total sales.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable its customers to exchange information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® software, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective secure information exchange. GlobalSCAPE and its managed file transfer solutions have been recognized by Gartner Group, ComputerWorld, Network Products Guide, and Deloitte's Technology Fast 500. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.